Exhibit 10.3

07/24/2026

Rob Gunning

Long Valley, New Jersey Dear Rob,

Following our recent discussions, we are delighted to offer you the position of Vice President, Controller with NewAmsterdam Pharma Corporation. We are conﬁdent you will ﬁnd this new opportunity both challenging and rewarding. The following points outline the high-level terms and conditions we are proposing.

Title: Vice President, Controller Start Date: 08/10/2026

Base Salary: $375,000.00 per annum

Reporting to: Chief Financial Officer

Additional compensation upon hire

•
One-time issuance of 3,200 restricted stock units (RSUs) and an option to purchase 14,000 ordinary shares, both expected to be granted on the ﬁrst trading day of the month following commencement of employment and subject to approval by the Company’s Compensation Committee. Option vesting is as follows: 25% vests on the 1-year anniversary of your employment start date with the remainder vesting in equal monthly installments over 3 years. Restricted stock unit vesting is as follows: 1/3rd will vest on each of the ﬁrst, second and third anniversaries of the 10th day of the month following commencement of employment, in each case, subject to your continued service on such vesting date. This equity award is governed by the terms and conditions of the applicable award agreement(s) and the applicable long-term incentive plan rules.

Annual Incentives:

•
30% Annual Target Bonus payable in cash, subject to applicable taxes and withholdings, by March 15th of the following year, depending on performance (prorated for your ﬁrst partial year employment) and at the discretion of the Board of Directors.
•
Future RSU and/or stock options based on performance will be awarded at the sole discretion of NewAmsterdam leadership with approval by the Board of Directors and/or Compensation Committee.

Your work will primarily be remote, with the assumption that you will be working from your aforementioned address.

Your employment is contingent upon successful completion of a background screening, as well as all applicable role-speciﬁc training requirements.

This offer of employment is contingent upon your ability to provide satisfactory proof of your identity and legal authorization to work in the United States. In accordance with the Immigration Reform and Control Act of 1986, you must present documentation verifying your employment eligibility within three (3) business days of your start date. Failure to do so will result in the withdrawal of this offer or termination of employment.

As part of your employment, NewAmsterdam will provide a robust beneﬁts package, inclusive of health & wellness as well as participation in our 401(k) plan. Additional details on the current beneﬁts package will be provided upon your onboarding. Upon employment commencement, you will be subject to all the policies outlined in the Employee Handbook, which you will be obligated to acknowledge, and you will be required to complete and sign the Company’s standard form of Conﬁdentiality and Assignment of Inventions Agreement. Please note that Company beneﬁts and policies may change from time to time.

At all times your employment is “at will,” meaning that you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Oﬃcer.

We look forward to the opportunity to work with you in an atmosphere that is successful and mutually challenging and rewarding. To accept this offer, please sign and return to this letter.

With the signature below, I accept this offer for employment.

Signature:/s/Rob Gunning

Date: 7/24/2026

Sincerely,

/s/Maryellen McQuade

Maryellen McQuade Chief People Oﬃcer